Exhibit 10.1

Severance Agreement

THIS SEVERANCE AGREEMENT (“Agreement”) dated as of April 25, 2011 (the “Effective Date”) is entered by and between David Clarke (“Executive”) and GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”).

RECITALS

WHEREAS, Executive is currently employed by the Company on an at-will basis; and

WHEREAS, the Company and Executive desire to maintain the continued services of Executive as an at-will employee of the Company on and after the Effective Date; and

WHEREAS, the Company desires to encourage the continued attention and dedication of Executive to his duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a Group Sale (as defined below).

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” shall mean the rate of Executive’s annual base salary as in effect from time to time.

(b) “Board” shall mean the Board of Directors of the Company.

(c) The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) Executive’s willful failure to substantially perform his duties to the Company and/or any of its subsidiaries (other than any such failure resulting from Executive’s Disability or any inability to engage in any substantial gainful activity that could reasonably be expected to result in Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer of the Company, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities for the Company and/or any of its subsidiaries. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(d) “Code” shall mean Internal Revenue Code of 1986, as amended.

(e) “Date of Termination” shall mean the actual date of Executive’s termination of employment.

(f) “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(g) “Group Sale” shall mean the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries), in any single transaction or series of related transactions, of a sale or other disposition of assets of the Company which, as of the date of such sale or other disposition, produce or otherwise result in seventy percent (70%) or more of the aggregate revenue of the Laser Products Group to any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Whether or not a single transaction or a series of related transactions constitutes a “Group Sale” will be determined by the Board in its sole discretion.

(h) “Laser Products Group” shall mean the business group of the Company which includes the Synrad, Continuum, Quantronix, JK Laser, Control Laser and Baublys businesses and products and the associated distribution entities or portions thereof.

(i) “Option Period” shall mean the period beginning on the day immediately following the sixth-month anniversary of a Group Sale and ending on the seven-month anniversary of a Group Sale.

(j) “Post-Sale Period” shall mean the period beginning on the date of a Group Sale and ending on the six-month anniversary of a Group Sale.

(k) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2. Term of Agreement. The term of this Agreement shall be for the period beginning on the Effective Date and ending on the earlier of (a) the date on which Executive is no longer employed in the position of Group Executive in charge of the Laser Products Group, and (b) the end of the Option Period following the first Group Sale occurring after the Effective Date; provided that the expiration or termination of the term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination.

3. Post-Sale Period Employment.

(a) To the extent Executive is employed as of the date of a Group Sale, Executive shall, during the Post-Sale Period (subject to any termination of employment by the Company prior to the end of the Post-Sale Period), serve as an employee of the Company with responsibilities, duties and authority as may be from time to time assigned to Executive by the Board or the Chief Executive Officer of the Company. Such duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company (or, as directed by the Board, any third party, including, without limitation, any person or group of related persons that were involved in the Group Sale). Executive (a) shall devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries (or, as directed by the Board, any third party, including, without limitation, any person or group of related persons that were involved in the Group Sale) and (b) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

(b) To the extent Executive is employed during the Post-Sale Period and the Option Period, Executive shall, during the Post-Sale Period and the Option Period, (i) receive an Annual Base Salary equal to his Annual Base Salary in effect as of immediately prior to such Group Sale and (ii) continue to be eligible to receive an annual performance-based cash bonus with a target bonus opportunity equal to his target bonus opportunity in the year in which such Group Sale occurred.

4. Acceleration of Equity Upon a Group Sale. Notwithstanding any provision to the contrary in any equity award agreement, effective immediately prior to the occurrence of a Group Sale (and subject to the consummation of such Group Sale and Executive’s continued employment through the occurrence of such Group Sale), all equity awards granted by the Company and then held by Executive shall become fully vested and exercisable with respect to all shares subject thereto.

5. Severance Payments.

(a) If (i) during the Post-Sale Period, Executive’s employment is terminated by the Company without Cause or (ii) during the Option Period, Executive’s employment is terminated by the Company or Executive for any reason, the Company shall, subject to Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”) in accordance with Section 18(c), pay to Executive, over twelve months in accordance with the Company’s then-applicable payroll practices, a cash payment in an amount equal to the sum of (A) 100% of Executive’s Annual Base Salary as of immediately prior to the Date of Termination and (B) 100% of Executive’s target annual bonus opportunity for the year in which the Date of Termination occurs.

(b) Notwithstanding any other provision of this Agreement, no payment shall be made pursuant to this Section 5 following the date Executive first violates any restrictive covenants agreed to in writing by and between the Company and Executive if Executive does not cure such violation within 30 days of written notice thereof.

(c) The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6. Inventions Assignment/Non-Compete Agreement. As a condition precedent to the parties entering into this Agreement, Executive shall have executed and delivered to the Company an Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement (or similar agreement) in the Company’s then-applicable form.

7. Parachute Payments. Notwithstanding any other provision of this Agreement, to the extent Executive would be subject to the excise tax under Section 4999 of the Code on the payment made under Section 5 hereof and any other payments or benefits Executive would receive from the Company required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amount payable under this Agreement shall be automatically reduced to an amount one dollar less than that, when combined with such other amounts and benefits required to be so included, would subject Executive to the excise tax under Section 4999 of the Code.

8. Assignment and Successors. The Company may (a) assign its rights and obligations under this Agreement to any entity, including, without limitation, any person or group of related persons that were involved in a Group Sale or any successor to all or substantially all the assets of the Company, by merger or otherwise, and (b) may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided that no assignment pursuant to this Section 8 shall relieve the Company of any of the obligations under Section 5 to the extent such obligations are not satisfied by the assignee. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730-1409

Attn: Vice President, Corporate Resources

Fax Number: (781) 266-5115

and a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn:  James C. Gorton

          Bradd L. Williamson

Fax Number: (212) 751-4864

(b)	If to Executive, at the address set forth on the signature page hereto.

10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

11. Dispute Resolution.

(a) With respect to disputes and claims hereunder, each of the parties irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction sitting in Middlesex Country, Massachusetts, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or described in Section 9 shall be effective service of process for any action, suit or proceeding in any court of competent jurisdiction sitting in Middlesex Country, Massachusetts with respect to any matters to which it has submitted to jurisdiction in this Section 11. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

12. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the subject matter described herein (including, without limitation, any obligation of the Company or its subsidiaries to make severance payments or provide severance benefits to Executive) and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. Nothing in this Agreement shall confer upon Executive any right to continue in the employ or service of the Company or any subsidiary thereof or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Executive at any time for any reason whatsoever, with or without cause.

13. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

18. Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5 in connection with Executive’s termination of employment with the Company unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and (ii) for purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Date of Termination, and (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 18(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 18(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 90th day following the date of Executive’s termination of employment, provided that Executive executes and does not revoke the Release prior to such 90th day (and any applicable revocation period has expired).

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GSI GROUP INC.

By:

Title:

DAVID CLARKE

Residence Address:

Signature Page for Severance Agreement for David Clarke